Exhibit 10.2

RESCISSION AGREEMENT

Rescinding Asset Purchase Agreement
Of August 14, 2007
Between
Latin Television, Inc.
and
THE League Publishing Inc.,

THIS RESCISSION AGREEMENT ("Agreement"), dated November 15, 2007, between THE League Publishing, Inc. (“THE League”), a Nevada corporation, and Latin Television, Inc. (“LTV”)(formally Stratus Entertainment, Inc.), a Nevada corporation, is made with reference to the following provisions, and shall be effective upon execution.

RECITALS

WHEREAS, THE League and LTV entered into an Asset Purchase Agreement (“Purchase Agreement”) on August 14, 2007, whereby THE League transferred all of its rights, title and interest of its Studio Assets, Television Rights Assets and Intellectual Property Assets (collectively “the assets”) to LTV in exchange for 1,500,000 shares of restricted common stock of LTV.  See Exhibit A.

WHEREAS, the terms of the Purchase Agreement required THE League to provide to LTV an audit of the acquired Assets.  Despite substantial effort, THE League has been unable to provide an audit acceptable to LTV.

WHEREAS, LTV and THE League agree to rescind the Purchase Agreement pursuant to Section 16 of such agreement.  LTV and THE League agree that all documents executed in reliance of the Purchase Agreement shall be considered null and void. Additionally, all stock issued pursuant to, or in reliance of, the Purchase Agreement shall be returned to its original stockholders or their assigns.

WHEREAS, LTV and THE League recognize that both parties have worked together in good faith in regard to the Purchase Agreement and agree to hold each other harmless for the failure of its execution.

WHEREAS, LTV and THE League recognize the value of the others respective contribution and both desire to continue negotiations and efforts to reorganize the transaction in a more effective structure.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this agreement, the parties hereby agree as follows:

INCORPORATION OF RECITALS.  The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made part of this Agreement.

RECISSION: The Asset Purchase Agreement of August 14, 2007 shall be rescinded, unwound and void ab initio.  All rights, title and interest of the assets transferred pursuant to that agreement shall be returned THE League.  THE League shall return 1,500,000 shares of common stock to LTV.  Further, all documents executed in reliance, or corollary to the Purchase Agreement, will be considered null and void.

The Purchase Agreement shall be of no further force or effect, and no obligation, right, or liability shall attach to LTV or THE League.  Each party shall bear its own costs incurred in connection with the negotiation, preparation, and execution of this Rescission Agreement.

RELEASES:    LTV, it’s past, present and future executives and board members hereby release, cancel, forgive and forever discharge and THE League from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or may arise by reason of the Purchase Agreement or its subsequent rescission.  LTV specifically waives any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally, or through a mutual mistake, have been omitted from this agreement.

THE League also hereby release, cancel, forgive and forever discharges LTV, its officers, directors, (past, present and future), its affiliates, subsidiaries, and/or subcontractors from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or may arise by reason of the Purchase Agreement or its subsequent rescission.  THE League specifically waives any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this agreement.

ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of THE League and LTV with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein.  Both parties participated in the drafting of this Agreement and therefore consent that the terms of this Agreement shall not be construed for or against either party.  This Agreement may be amended or modified only by a written instrument signed by both parties.

DISPUTE RESOLUTION.  The parties agree to attempt to resolve any claim or dispute arising out of, or relating to, this Agreement by mediation and good faith reasonable negotiation prior to resorting to litigation or other judicial process.  In the event that litigation arises from the terms or performance of this Agreement, the prevailing party shall be entitled to recover court costs and their reasonable attorney fees.

COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Agreement.

NO THIRD PARTY BENEFICARIES. The terms and provisions contained in this agreement (including the documents and the instruments referred to herein) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

FURTHER ASSURANCES.  Upon the execution of this Agreement, the other parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, THE League and LTV have executed this Agreement as of the date first above written.

Latin Television, Inc.	THE League Publishing Inc.
f.k.a. Stratus Entertainment, Inc.

By /s/ Randall Appel	/s/ Hans Jonas Petterson
Mr. Randall Appel	Hans Jonas Petterson
President	Chief Executive Officer, Executive Director

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